                                                                     Exhibit 5.0

                       Ater Wynne Hewitt Dodson & Skerritt, LLP
                             222 SW Columbia, Suite 1800
                               Portland, Oregon  97201
                                 Phone (503) 226-1191
                                  Fax (503) 226-0079



                                  November 26, 1997



Board of Directors
Analogy, Inc.
9205 SW Gemini Drive
Beaverton, Oregon  97008

Gentlemen:

    In connection with the registration of 200,000 shares of common stock, no par value (the "Shares"), of Analogy, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on November 26, 1997, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's Amended and Restated 1993 Stock Incentive Plan (the "1993 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

    Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the Shares to be offered pursuant to the 1993 Plan, when such Shares have been delivered against payment therefor as contemplated by the 1993 Plan, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                                   Very truly yours,

                                   /s/ Ater Wynne Hewitt Dodson & Skerritt, LLP

                                   Ater Wynne Hewitt Dodson & Skerritt, LLP